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                                                                 EXHIBIT (10)(l)

                                      AGREEMENT


    THIS AGREEMENT, made and entered into this 3rd day of February, 1995, by and between MORTON INTERNATIONAL, INC., an Indiana corporation (hereinafter referred to as "the Company"), and FRED J. MUSONE, an individual residing at 2770 East Delhi Road, Ann Arbor, Michigan (hereinafter referred to as "the Executive").

                                WITNESSETH:

     WHEREAS, the Company is seeking to replace its retiring Group Vice President, Automotive Safety Products Group ("the Group") and desires to employ the Executive to fill that position; and

     WHEREAS, the Executive is willing to enter the employ of the Company for that purpose.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and understandings herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1. POSITION AND DUTIES. Effective February 6, 1995 (the "Employment Date"), the Company shall employ the Executive as President of the Group and a Group Vice President of the Company, and the Executive agrees to be employed by the Company in such capacity. The Executive shall have responsibility for the general management and operation of the Group, and shall perform such additional duties as may from time to time be assigned by the Company. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Group and Company.

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     2.   EMPLOYMENT TERM.  The Executive's employment shall begin on the
Employment Date and shall continue at the pleasure of the Company, subject to the potential future applicability of the change of control agreements referred to in Section 7, below.

     3. PLACE OF PERFORMANCE. The Executive shall be based at the Group's headquarters in Ogden, Utah ("the Place of Performance").

     4.   COMPENSATION.

          (a) BASE SALARY. The Executive shall receive base salary ("Base Salary" or "the Executive's Base Salary") at an initial rate of $310,000 per year, payable in substantially equal semi-monthly installments. The Executive's Base Salary shall be subject to annual review by the Company, with salary adjustments normally being effective September 1 of each year.

          (b) ANNUAL BONUS. The Executive will participate in the Company's Fiscal 1995 Key Executive Annual Bonus Program (Program I) on a pro rata basis. Specifically, the Executive will be eligible to receive a Fiscal 1995 bonus equal to the full amount of the bonus he would have earned if he had been employed during the entire fiscal year multiplied by a fraction the numerator of which is the number of days from the Employment Date through June 30, 1995, inclusive, and the denominator of which is 365. Copies of the Company's 1989 Incentive Plan and of Program I are attached hereto as Exhibits A and B, respectively. As a senior officer of the Company, the Executive will be eligible to participate in subsequent bonus programs which the Company may adopt in future



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fiscal years.

          (c) LONG-TERM INCENTIVE PROGRAM. The Executive will participate in the Company's Fiscal 1995-97 Key Executive Long-Term Incentive Program, a copy of which is attached hereto as Exhibit C. Such participation will cover the full performance period extending from July 1, 1994 through June 30, 1997, and will not be subject to pro rata reduction. As a senior officer of the Company, the Executive will be eligible to participate in subsequent long-term incentive programs which the Company may adopt in future fiscal years.

          (d) RESTRICTED SHARES. The Executive shall receive a grant of 10,000 restricted shares of the Company's stock under and subject to the terms set forth in the Notice of Restricted Stock Award and Grant Agreement, attached hereto as Exhibit D. The effective date of the grant will be the Employment Date.

          (e) STOCK OPTIONS. The Executive will be granted non-qualified stock options pursuant to the Company's 1989 Incentive Plan (Exhibit A hereto) and the Notice of Grant of Stock Options and Grant Agreement, attached hereto as Exhibit E. The grant will be for a 10 year term and will be made as of the Employment Date at an exercise price equal to the stock's fair market value on the date of grant. The option shall cover the purchase of 20,000 Company shares. As a senior officer of the Company, the Executive will be eligible to participate in future stock option grants which the Company may make pursuant to such Plan.

          (f)  LUMP SUM PAYMENT.  The Company will make a lump sum

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payment to the Executive of $100,000.  Such payment will be made on the
Employment Date or as soon thereafter as practicable. At the appropriate time, the Company agrees to make a further lump sum payment in an amount which, in the reasonable judgment of the Company and the Executive, is necessary to restore the deficiency, if any, in the discretionary portion of the Executive's calendar year 1994 annual bonus due from his prior employer, which deficiency is attributable to the Executive's leaving his prior employment to join the Company.

     5. PENSION. The Executive shall be eligible to participate in the Company's basic and excess defined benefit pension plans, according to the terms of those plans.

     6.   OTHER BENEFITS.

          (a) EXECUTIVE AUTOMOBILE. The Executive will be eligible to participate in the Company's executive automobile plan, under which an automobile is furnished for the Executive's use at no cost. The plan presently specifies an automobile with a maximum price not to exceed $41,000, excluding sales and luxury taxes. All personal mileage is classified as imputed income but is grossed-up for income tax purposes by the Company. Currently the maximum price is adjusted annually, and automobiles are replaced after two years.

          (b) VACATION. The Executive shall be eligible for four weeks vacation per calendar year, including a full four weeks for calendar year 1995.

          (c)  SURVIVOR INCOME BENEFITS PLAN.  The Executive will

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be eligible to participate in the Company's Survivor Income Benefit Plan, under which benefits are payable to participants' surviving spouses (or dependant children if there is no spouse) if a participant dies prior to age 65 while employed by the Company. The benefit is 50% of the participant's base pay at death, reduced by any pre-retirement death benefits payable under the Company's pension plans and by any survivorship benefits payable by Social Security, and continues until the participant would have attained age 65.

          (d) TAX SERVICES. The Executive shall be entitled to receive personal tax return preparation services from Ernst & Young. The expense of such services will be paid by the Company, and will be grossed-up for income tax purposes.

          (e) CLUB MEMBERSHIP. The Executive shall be entitled to a country club membership at Company expense, either at the Ogden Country Club or at a similar country club in the Ogden area. The Executive shall also be entitled to membership in an Ogden area hunting club of his choosing at Company expense.

     7. CHANGE OF CONTROL EMPLOYMENT AGREEMENTS. The Company and the Executive will enter into change of control employment agreements effective as of the Employment Date, as follows:

          (a) CORPORATE AGREEMENT. A trigger employment agreement applicable to corporate changes of control, in the form executed by senior executives of the Company, as set forth in Exhibit F hereto.

          (b) GROUP AGREEMENT. A special Group Trigger Employment Agreement applicable to a change of control of the Group, as set

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forth in Exhibit G hereto.

     8.   MISCELLANEOUS.

          (a) RELOCATION. The Executive shall be entitled to benefits under the Company's relocation policy and related policies in connection with his relocation to the Place of Performance.

          (b) OBLIGATIONS CONTINGENT ON COMMENCEMENT OF EMPLOYMENT. The Company's obligations under this Agreement are contingent on the Executive's actually entering the employ of the Company at the Place of Performance. Prior to such entry the Executive will obtain a pre-employment physical examination, which includes a drug test, at the Company's cost which will provide evidence that he is able to perform his duties as described herein.

          (c) WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (d) ENROLLMENT AND ELECTION FORMS. At the Company's request, the Executive shall complete and forward to the Company in a timely manner, all appropriate plan and benefit enrollment, election and similar forms.

          (e) PLAN CHANGES. Except as otherwise specifically provided herein, the Executive acknowledges that the Company shall have the right to modify or terminate any current plan, practice, policy or program relating to compensation, bonuses, options, welfare benefit plans, perquisites or other plans, practices, policies or programs of any nature, in its sole discretion. No



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such change shall apply retroactively, nor shall it result in the Executive's not being eligible to receive benefits which in the aggregate are as favorable as those generally afforded peer executives of the Company.

          (f) OTHER PROGRAMS AND BENEFITS. The Executive shall be entitled to participate in generally available employee benefit plans and arrangements of the Company for which he may be eligible.

          (g) EMPLOYEE TRADE SECRET AND PATENT AGREEMENT. The Executive shall execute the Company's Employee Trade Secret and Patent Agreement, attached hereto as Exhibit H.

          (h) COMPANY POLICIES AND PROCEDURES. The Executive shall be subject to and shall strictly observe all policies and procedures of the Company including, without limitation, those regulating the conduct and behavior of its employees.

     9. SPECIAL SEVERANCE ARRANGEMENTS. If the Executive's employment is terminated by the Company within three (3) years following the Employment Date for reasons other than cause or change of control as contemplated in Section 7, above, the following special severance arrangements will apply:

          (a) SEPARATION ALLOWANCE. The Company shall pay the Executive a separation allowance equal to one (1) year's base salary at the then current rate. Such allowance shall be paid at the election of the Executive either in a lump sum or in equal semi-monthly installments. If semi-monthly installments are elected and the Executive obtains other employment within one (1) year following termination, the unpaid balance of such one (1) year

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separation allowance shall be paid to the Executive in a single lump sum.  If the Executive continues to be unemployed one (1) year following termination, the Company shall thereupon commence further semi-monthly payments to the Executive (in amounts equal to one-twenty-fourth (1/24) of the Executive's annual base salary at the time of termination) until the Executive obtains other employment; provided, however, that such payments shall cease at the end of the two (2) year period following termination, irrespective of whether the Executive has obtained other employment.

          (b) INTERIM INSURANCE. During the two (2) year period following termination, or until the Executive obtains new employment during such two (2) year period, the Executive will remain eligible to participate in the Company's contributory basic insurance (one times annual base salary) and health care insurance plans.

          (c)  HOME EQUITY PROTECTION.  The Company will reimburse the
Executive in an amount equal to the difference between the bona fide purchase price of a residence purchased or to be purchased by the Executive in the Ogden, Utah area and the bonafide resale price of such residence, provided that resale by the Executive occurs within a three (3) year period following termination.

          (d) MOVING EXPENSE. The Company will pay to move the Executive's household goods from his residence in the Ogden, Utah area to any other location in the United States, provided that such move occurs within a three (3) year period following termination.

          (e)  OUTPLACEMENT.  Executive outplacement services will



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be provided to the Executive at Company expense.

          (f) EXCLUSIVITY. The foregoing payments, benefits and services shall be in lieu of and in full satisfaction of any claims, damages or causes of action to which the Executive may otherwise be entitled as a result of such termination.

     10. ENTIRE AGREEMENT, ETC.. This Agreement cancels any prior understandings, whether written or oral, between the parties and, together with the exhibits hereto which form an integral part hereof, constitutes the entire agreement between the Executive and the Company. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing which is signed by the Executive and the Company. No waiver of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Illinois.

WITNESS the due execution hereof the day and year first above written.

MORTON INTERNATIONAL, INC.

BY:       /s/ S. Jay Stewart
   --------------------------------
          S. Jay Stewart
   Chairman and Chief Executive Officer


        /s/ Fred J. Musone
   --------------------------------
        Fred J. Musone

1/20/94 Musone.agmt

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